                                  EXHIBIT 99.2


FOR IMMEDIATE RELEASE

                                                         Contact: Mark R. Holden
                                                                    765-771-5310


                           WABASH NATIONAL CORPORATION
                       COMPLETES RECAPITALIZATION EFFORTS

                WABASH CLOSES ON ASSET SALE AND BANK REFINANCING


         LAFAYETTE, INDIANA, September 23, 2003 . . . Wabash National Corporation (NYSE: WNC) today announced it has completed the sale of substantially all of the assets of its trailer leasing and rental, and wholesale aftermarket parts distribution businesses to Aurora Trailer Holdings, LLC. In addition, the Company announced it has also closed on its new bank financing package. In connection with these transactions, the Company incurred approximately $21 million in debt extinguishment costs and approximately $2 million in asset disposition charges. BB&T Capital Markets served as the financial advisor to the Company on the asset sale.

         Commenting on these developments, Mark R. Holden, Senior Vice President and Chief Financial Officer, stated, "The closing of the asset sale and bank refinancing combined with our previous issuance of $125 million 3.25% convertible senior unsecured notes, represents the refinancing of substantially all of the Company's outstanding indebtedness. The Company's average cost of debt has been lowered from over 10% to less than 4%, resulting in an approximate $20 million savings in interest expense annually. Our new capital structure well positions the Company for an improving industry environment and represents the culmination of work during the past two years to secure the Company's future."

         Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash(TM) brand name. The Company is one of the world's largest manufacturers of truck trailers and a leading manufacturer of composite trailers. The Company's wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts throughout the U.S. and Canada.

         This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled "Risk Factors" contained in the Company's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2003, that could cause the Company's actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements.